AGREEMENT
                              FOR SALE AND PURCHASE
                               OF BUSINESS ASSETS


         AGREEMENT, dated the 5th day of October, 2000 (the "Agreement") by and between InSys Technology Inc. a Delaware Corporation with offices at 115 East Putnam Avenue, Greenwich, Connecticut 06830 (the "Purchaser") and ATC InSys Technology Inc., a Delaware corporation with offices at 200 Cottontail Lane, Somerset, New Jersey, 08873 (the "Seller") and ATC Group Services Inc., a Delaware corporation with offices at 600 West Cummings Park, Suite 6000, Woburn, Massachusetts 01801, Seller's parent corporation and sole shareholder ("ATC Group Services Inc.").

         Purchaser desires to purchase certain business assets of Seller in exchange for cash and other consideration as hereinafter provided.


                         I. SALE AND PURCHASE OF ASSETS

         Section 1.01  Basic Terms of Sale and Purchase of Assets

         On the basis of the representations, warranties, covenants, and agreements in this Agreement and subject to the terms and conditions of this
Agreement:

(a) At Closing (as defined below), Seller agrees to sell, convey, assign, deliver and transfer to Purchaser, and Purchaser agrees to acquire, accept and purchase, Seller's properties and assets as set forth below, tangible and intangible, personal and mixed, (such properties and assets to be purchased by Purchaser from Seller, are collectively referred to herein as the "Purchased Assets"):

         (1) Seller's supply inventory including but not limited to field and office supplies, processing supplies, labeling supplies, packaging and shipping materials as listed in Schedule 1.01(a)(1).

         (2) Seller's tangible assets, all furniture, fixtures, office and field production equipment, computers, and computer software as listed in Schedule 1.01(a)(2).

         (3) All of Seller's right, title and interest to its telephone number (including fax numbers). Purchaser shall have the exclusive right to apply for changes in telephone numbers or in location of telephone numbers.

         (4) All of Seller's interest in the real property lease which is assumed as an Assumed Liability pursuant to the Assumption Agreement attached hereto as Exhibit 1.02 ("Assumed Premises Lease") and all rights to fixtures, tenant improvements, pre-payments and/or deposits pertaining to the Assumed Premises Lease.

         (5) All of Seller's right, title and interest in and to Seller's customer contracts and agreements, whether written or oral (as listed in Schedule 1.01(a)(5) hereto) ("Customer Contracts") and customer business arrangements and relationships.

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                  At Closing, Seller shall deliver a copy of each such contract
                  (copies shall be considered delivered by surrendering possession of such contracts to Purchaser at their then current location).

         (6) All of Seller's interest in those contracts of Seller other than Customer Contracts which are assumed by Purchaser as Assumed Liabilities pursuant to the Assumption Agreement attached hereto as Exhibit 1.02 ("Assumed Contracts").

         (7) All of Seller's business and goodwill, including Seller's right, title, and interest in, if any, the names indicated in
                  Schedule 1.01(a)(7).

         (8) Copies of such of Seller's business records, including (but not necessarily limited to) accounting records, job files, invoices, correspondence, sales records, technical records, litigation and claims files, customer records and other data and records relating to sales, customers, the Purchased Assets and the Assumed Liabilities, as are necessary to enable Purchaser to carry out its obligations under the Assumed Liabilities as defined in the Assumption Agreement attached hereto as Exhibit 1.02, to realize the value from the Purchased Assets, and to conduct the business associated with the Purchased Assets and Assumed Liabilities ("Records").

         (9) Seller's right, title, interest or proprietary interest claims, if any, in and to any patents or unpatented proprietary technology or processes used by or developed for use or sale by Seller as set forth in Schedule 1.01(a)(9).

         (10) Seller's right, title, interest or proprietary interest claims, if any, in and to all copyrights and to all reports, forms, archives, data bases, studies, methods, research, technical and other books, journals, handbooks, etc. and Seller's rights in and to all other intellectual property in whatever form used in Seller's business, whether or not copyrighted or proprietary to Seller, as set forth in Schedule 1.01(a)(10).

         (11) Seller's right, title, interest or proprietary interest claims, if any, in and to any and all business or technical computer software associated with Seller's business or the subject matter thereof; provided that any such software for which Seller is obligated to pay royalties or license fees to a party not a party to this Agreement or which contain assignability restrictions, shall be acquired by Purchaser only to the extent assumed as an Assumed Liability as set forth in Schedule 1.01(a)(11).

         (12) Seller's right title, interest or proprietary interest claims, if any, in and to any and all trademarks, whether registered or unregistered, domain names and other intangible property as set forth in Schedule 1.01(a)(12).

         (13) Seller's complete customer and contact lists and order backlog. At Closing, Seller shall deliver as Schedule (1.01(a)(13) hereto a list of all known past and current: (i) customers and (ii) customer prospects. The list shall include at a minimum, to the extent readily available to Seller, the complete name, address, contact person,


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

                  any quantity, credit, price or other term of contract with them and any contracts then in effect.

                  Seller will also provide in Schedule 1.01(a)(13) a schedule detailing its order backlog. This schedule will include the customer's name, total billings expected, and amount billed to date. The term "backlog" means indications of customer intent to hire the performance of services by Seller.

         (14) Seller's vendor list as indicated on Schedule (1.01(a)(14). Purchaser shall assume contracts with Seller's vendors only to the extent assumed as Assumed Liabilities.

         (15) Accounts receivable (an aging of which shall be provided as Schedule (1.01(a)(15) as of the close of business on the business day prior to the Closing Date) and unbilled work in process as indicated on Schedule 1.01 (a)(15).

         (16) Seller's interest in tangible assets subject to leases assumed as Assumed Liabilities (such leased tangible assets are listed on the schedule of Assumed Liabilities to the Assumption Agreement ("Assumed Leased Assets"). Either Schedule (1.01(a)(16) or the schedule of Assumed Liabilities shall include the information specified in Section 2.05(b) with respect to Assumed Leased Assets.

         Seller agrees to use its best efforts to provide complete information on the schedules provided for in this Section 1.01(a) and to complete all of the Exhibits attached hereto on the date of execution hereof, but in no event later than the Closing Date. In those cases where the asset is to be acquired only to the extent a coupled liability is to be assumed as an Assumed Liability (which such assets are noted on the Schedule on which they appear) it will be deemed included, for purposes of the relevant schedule, only if the liability is specifically assumed as an Assumed Liability, and the omission of any such asset shall not alleviate Purchaser's obligation to pay the Purchase Price (as defined below); provided, however, that the Purchase Price will be reduced by the book value of such asset deemed not included minus the amount of the relevant Assumed Liability. For purposes of this Agreement, the liabilities of Seller not being assumed by Purchaser pursuant to the Assumption Agreement are referred to as the "Retained Liabilities".

(b) As consideration for the Purchased Assets and the other promises, agreements, warranties, and covenants hereof Purchaser shall:

         (1)      Enter into the Related Agreements (seeSection 7.1);

         (2) Pay to the Escrow Agent, as escrow agent for Seller, immediately after execution of this Agreement the amount of $667,000 (the "Purchase Price") in immediately available funds; and

         (3) Pay to Seller, on the Closing Date, the amount of any positive Net Cash Adjustment in immediately available funds; provided, however, that the amount of any negative Net Cash Adjustment shall be distributed to Purchaser by the Escrow Agent on the Closing Date in immediately available funds.


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

         (The aggregate amount of the Purchase Price and any Net Cash Adjustment being the "Adjusted Purchase Price.")

         Purchaser shall deliver the Purchase Price, in immediately available funds, to Rosenman & Colin LLP (the "Escrow Agent"), as escrow agent for Seller, which shall be held by the Escrow Agent pursuant to the terms of the Initial Escrow Agreement, attached as Exhibit A hereto. At the Closing an aggregate of $200,000 in immediately available funds representing a portion of the Adjusted Purchase Price shall be retained by the Escrow Agent pursuant to the terms of the Escrow Agreement, attached as Exhibit B hereto. Such escrow funds shall be held for a period not to exceed one year after the Closing Date.

(c) The Adjusted Purchase Price shall be allocated to the Purchased Assets by Seller and Purchaser as they mutually agree and each agrees that such allocation shall be used and respected for all purposes, including income tax and reporting purposes.

(d) Notwithstanding anything to the contrary (including Section 1.01(a)(2)), the Purchased Assets will not include the following:

         (1)      Cash belonging to Seller.

         (2) Any federal, state or local income tax refunds which may be due to Seller and claims therefor.

         (3) The retained tort, contract or insurance claims of Seller specified on Schedule 1.01(d)(3) (the "Retained Claims").

         (4) Seller's corporate minute books and stock records and financial, tax and accounting records relating to periods prior to the Closing Date except that Purchaser is entitled to copies of certain Records pursuant to Section 1.01(a)(8).

(e) The Purchase Price shall be adjusted, either upward or downward, by the net cash either used by Seller, or net cash generated by Seller, as the case may be, between September 1, 2000 and the Closing Date, as defined below,(the "Net Cash Adjustment").

(f) The Net Cash Adjustment will be, for the period from September 1, 2000 to the Closing Date, an amount calculated as cash disbursed by Seller, as recorded in Seller's financial books and records, ("Cash Disbursements") less cash received by Seller, as recorded in Seller's financial books and records ("Cash Receipts"). On the Closing Date, Seller shall provide a certificate executed by the President of Seller certifying the Net Cash Adjustment.

(g) Cash Receipts and Cash Disbursements will not include cash transfers between Seller and ATC Group Services Inc.


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

         Section 1.02  Power of Attorney.

         Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller with full power of substitution, in the name of Seller or in the name of Purchaser, for the benefit of Purchaser and at no cost, expense or liability to Seller, subject to Section 1.03 hereof, after the Closing Date (a) to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to after the Closing, institute and prosecute all actions, suits and proceedings which Purchaser may reasonably deem proper in order to collect, assert or enforce any such claim, right or title, and to do all such acts and things in relation thereto as Purchaser shall reasonably deem advisable and (b) to take all action which Purchaser may reasonably deem proper in order to provide for Purchaser the benefits of or under any of the Purchased Assets where any required consent of a third party to the assignment thereof to Purchaser shall not have been obtained. Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, and that Purchaser shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.

         Section 1.03  Liabilities of Seller and Purchaser

(a) Purchaser has not, and shall not be construed to have, assumed, adopted or taken over any obligations, debts, liabilities or responsibilities of Seller whatsoever, including (but not limited to) liabilities for local, state or federal taxes, except for the Assumed Liabilities expressly assumed under the Assumption Agreement attached hereto as
         Exhibit 1.02 and except such future (i.e. post-Closing) performance as is obligated under the terms and conditions of Customer Contracts and Assumed Contracts purchased hereunder, the amendment or renegotiation of which Purchaser is free to pursue in its sole discretion. Notwithstanding Purchaser's acceptance of a Customer Contract and the obligation of future performance, Seller, as its interests are defined by such contracts or by law (which shall not be altered or enlarged with respect to third parties by virtue of this Agreement), shall retain responsibility and liability for all work performed or goods supplied by it pursuant to all Customer Contracts prior to Closing. Except for the Assumed Liabilities, Seller agrees to retain and, pursuant to the provisions of Section 1.04, to indemnify, defend, and hold Purchaser harmless from, all of Seller's pre-Closing obligations, losses, liabilities, debts, responsibilities or claims thereof (and the costs of defense against such claims by Purchaser including reasonable attorneys fees and settlement and defense costs incurred in connection therewith), including (but not limited to) any such liability for trade payables and other accounts payable, federal, state or local taxes, employment taxes, tort or contract claims, and employee compensation or benefits.

         Section 1.04  Indemnity Against Liabilities, etc.

(a) Seller and ATC Group Services Inc. (collectively, the "Seller Indemnitors") agree, jointly and severally, to indemnify and hold harmless Purchaser (the "Seller Indemnitee") against and in = respect of any and all:

         (1) Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, set-offs, damages, settlements, liabilities, and legal and


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

                  other expenses (collectively, "Agreement Claims") (including reasonable legal fees and = expenses of counsel reasonably acceptable to Seller Indemnitee) as and when incurred arising out of or based upon any breach of any representation, warranty, covenant, or agreement of Seller Indemnitors contained in this Agreement or any of the Related Agreements; and

         (2) Debts or liabilities of any kind and claims, liens, set-off, suits, actions, and proceedings (formal and informal) of persons or entities and related judgments, deficiencies, damages, settlements, set-off, liens, liabilities, and legal and other expenses (including reasonable legal fees and expenses of counsel chosen by Seller Indemnitee) (collectively, "Retained Liability Claims") as and when incurred but solely to the extent arising out or relating to any Retained Liabilities.

(b) Purchaser (the "Purchaser Indemnitor" and collectively with the "Seller Indemnitor", an "Indemnitor") agrees to indemnify and hold harmless Seller and ATC Group Services Inc. (The "Purchaser Indemnitees" and collectively with the "Seller Indemnitee", the "Indemnitees") against and in respect of any and all:

         (1) Agreement Claims (including reasonable legal fees and expenses of counsel chosen by any Purchaser Indemnitee) as and when incurred arising out of or based upon any breach of any representation, warranty, covenant, or agreement of Purchaser contained in this Agreement or any of the Related Agreements; and

         (2) Debts or liabilities of any kind and claims, liens, set-offs, suits, actions, and proceedings (formal and informal) of persons or entities and related judgments, deficiencies, damages, settlements, set-offs, liens, liabilities, and legal and other expenses (including reasonable legal fees and expenses of counsel chosen by any Purchaser Indemnitee) (collectively, "Assumed Liability Claims"; Assumed Liability Claims, Agreement Claims and Retained Liability Claims are collectively referred to as "Claims") as and when incurred, but solely to the extent arising out of or relating to the Assumed Liabilities.

(c) The representations and warranties contained in or made pursuant to this Agreement and the parties respective obligations to indemnify hereunder shall survive for a one-year period after Closing.

(d) The parties' respective indemnity obligations hereunder shall be subject to the following:

         (1) An Indemnitee shall give the Indemnitor prompt notice of any allegedly indemnified item incurred, asserted or threatened and the basis of which such Indemnitee intends to seek indemnification from Indemnitor as provided herein, provided however that the obligation of Indemnitor shall be reduced for the failure to give notice at any particular time only to the extent that Indemnitor has been actually prejudiced thereby.

         (2) If an allegedly indemnified event involves the claim of any third party, the Indemnitor shall have the sole control over, and shall assume all expense with respect to, the defense, settlement, adjustment or compromise of any claim as to


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                  which this provision requires it to indemnify the other party provided that (i) the Indemnitee may, if it so desires, employ counsel at its own expense to assist in the handling of such claim and the reasonable expenses incurred by the Indemnitee in employing such counsel shall be borne by the Indemnitor only if the Indemnitor shall have failed to assume the defense of such claim or shall have a conflict of interest which prevents counsel from zealously representing the interests of both the Indemnitor and the Indemnitee, or fails to take reasonable efforts to settle such claim, and (ii) the Indemnitor shall obtain the prior written approval of the Indemnitee, which shall not be unreasonably withheld or delayed, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim, if pursuant thereto or as a result thereof, there would be imposed injunctive or other equitable relief against the Indemnitee or the Purchased Assets.

         (3) In no event shall the Indemnitee be subject to any liability or limitation of any right or remedy for any settlement made without its consent. Notwithstanding the foregoing, in no event shall an Indemnitor be liable for any sum in excess of a proposed settlement if consent to such settlement is unreasonably withheld by an Indemnitee. No party shall without the consent of the other consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to the Indemnitor and Indemnitee of a release of the other party from all liability with respect to such claim or litigation.

         (4) The parties' respective indemnity obligations hereunder shall be limited to: (i) individual claims having a value of 1 or more (an "Indemnified Claim"); and (ii) losses, claims, etc. after the first * in the aggregate, of Indemnified Claims (the "Indemnity Deductible"), in which event only the aggregate amount of Indemnified Claim(s) in excess of the Indemnity Deductible shall be subject to indemnification hereunder.

                  Anything in this Agreement to the contrary notwithstanding, the obligation of Seller Indemnitors to Purchaser for any and all Indemnified Claims pursuant to this section or any other provision of this Agreement (including but not limited to the foregoing items) shall be limited to and shall not exceed * in Indemnified Claims on a cumulative basis, and Seller Indemnitors shall not, under any circumstances, be obligated to Purchaser any further once Seller Indemnitors shall have made aggregate payments * (irrespective of whether such payments have been made to Purchaser or to third parties and irrespective of whether such payments are in respect of judgments, settlements, attorneys' fees, costs, expenses or otherwise).

----------

* Information has been omitted and filed separately with the Securities and Exchange Commission.


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

         (5) With respect to any claim for which an Indemnitor shall indemnify any Indemnitee, the Indemnitor shall be subrogated to all rights of Indemnitees against any and all third parties up to the amount paid by Indemnitor to Indemnitees.

         (6) No party shall be liable for that portion of any claim for which an Indemnitee actually receives insurance proceeds covering such claim (the deductible pertaining to any such insurance shall not be considered to be insurance proceeds).

         (7) The indemnity agreements contained in this Agreement shall inure only to the benefit of Purchaser and Seller respectively and those persons or entities included as "Indemnitees" in thisSection 1.03 and shall not be for the benefit of any other person or entity. These indemnity provisions shall not be construed to abrogate the corporate liability shield as provided by law, to extend a right of action to any third party not otherwise available, or to enlarge the underlying liability of any Indemnitor or Indemnitee to any third party and shall be the sole and exclusive remedy of the parties with respect to this Agreement.


                  II. REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

         Section 2.01  Organization and Qualification

(a) Seller is a corporation in good standing under the laws of the state of Delaware with the full power and authority to enter into contracts, to sell its assets and to perform the other agreements and covenants as provided in this Agreement. Seller is authorized to do business and is in good standing in each jurisdiction in which it maintains an office except to the extent the failure to be in good standing would not reasonably be expected to have a material adverse effect. The certificate of incorporation and by-laws of Seller and all amendments thereto provided to Purchaser at Closing are each as presently in effect, are true and correct copies and have been certified by the president of the corporation. Seller is not, and will not be as a result of executing and performing this Agreement and Related Agreements, in violation or breach of, or in default with respect to, any term of its certificate of incorporation, by-laws or other charter document.

         Section 2.02  Financial Statements

(a) Seller has delivered to Purchaser and attached hereto as Schedule 2.02 true and correct copies of the following: (i) unaudited balance sheets and statements of income of Seller for Seller's last three (3) completed fiscal years and (ii) the unaudited balance sheet and statement of income of Seller for the stub period beginning on March 1, 2000 ending as close as practicable to the Closing Date of this Agreement (the "Financial Statements").

(b) The Financial Statements referred to in Section 2.02 have been prepared in accordance with GAAP consistently applied throughout the periods involved (except for adjustments thereto which are disclosed on Schedule 2.02 if any, and except for footnote disclosures),


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         are correct and complete in all material respects, and are materially in accordance with the books and records of Seller.

         Section 2.03  Tax and Other Liabilities

(a) Except as indicated on Schedule 2.03, Seller has duly filed or obtained extensions for filing, all payroll and other federal, state, local, and foreign tax returns required to be filed by it.

(b) Except as disclosed on the Financial Statements provided pursuant toSection 2.02 or on Schedule 2.03, Seller has no liability of any nature, accrued or contingent, including without limitation liabilities for payroll and other employee taxes, federal, state, local, or foreign taxes or liabilities to customers or suppliers. Except as indicated on
         Schedule 2.03, Seller has paid all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, or income, which are due and payable. Except for any specifically Assumed Liability for taxes, Purchaser shall incur no liability, cost or expense in connection with Seller's federal, state, local or employee-related taxes, including any cost or expense arising from investigations, audits, proceedings or actions taken by taxing authorities against Seller.

         Section 2.04  Litigation and Claims

         Except as set forth on Schedule 2.04, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, or, to Seller's knowledge, threatened with respect to Seller or ATC Group Services Inc. or any of their respective business, properties, or assets which is reasonably expected to have a material adverse effect on Seller's business, properties or assets. Seller is not affected by any present or, to Seller's knowledge, threatened strike or other labor disturbance nor to the knowledge of Seller is any union currently representing or attempting to represent any employee of Seller as collective bargaining agent. Seller is not in material violation of or in default with respect to, any material law, rule, regulation, order, judgment, or decree, including any environmental laws or regulations. Except for liabilities assumed under the Assumption Agreement, Purchaser will incur no liability for any of the above as a result of this transaction.

         Section 2.05  Accounts Receivable and Properties

         Except as set forth on Schedule 2.05 or except as Purchaser has expressly assumed such lien, mortgage, security interest, pledge, charge or encumbrance (collectively, "Liens") as an Assumed Liability, Seller has or will have on the Closing Date good title to all Purchased Assets transferred by this Agreement free and clear of all Liens, claims or judgements or the like.

(a)      Accounts receivable and work in process of Seller which are shown on
         Schedule 1.01(a)(15) arose from valid transactions in the ordinary course of Seller's business and to Seller's knowledge, are correct in amount, and to Seller's knowledge, in aggregate, there is no contest, claim or right of set-off by any payor of such receivables in excess of the accounts receivable and work in process reserve (the "Reserve") used in determining the Purchase Price. For purposes of this Agreement only, the Reserve will be $87,000.


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

(b) Attached as the schedule of Assumed Leased Assets to the Assumption Agreement, is a list of all material properties and assets owned, leased, or licensed by Seller and a description of such lease or license.

(c) Schedule 2.05(c) lists all permits and government licenses which Seller holds.

         Section 2.06  Contracts and Other Instruments

(a) Schedule 2.06 and the schedules described inSection 1.01 set forth all material contracts to which Seller is a party, including material leases and licenses and all material supply, distribution, agency, financing or other arrangements and understandings. Seller has furnished to Purchaser, the following: (i) true copies of all material written contracts, agreements, and instruments to which Seller is a party; (ii) true copies of all material leases and licenses to which Seller is a party; and (iii) true written descriptions of all material non-written supply, distribution, agency, financing, or other arrangements or understandings to which Seller is a party. Any of the foregoing not disclosed on the schedules described in Section 1.01 are listed on Schedule 2.06. Neither Seller nor, to Seller's knowledge, any other party to any such contract, agreement, instrument, lease, or license to which Seller is a party is now or is expected as of or immediately after Closing by Seller to be in violation or breach of, or in default with respect to complying with, any material provision thereof. Each such contract, agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms, except as disclosed on Schedule 2.06 or the schedules described in Section 1.01. Neither Seller nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding.

(b) Seller enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. Seller is not a party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had a material adverse effect on the Purchased Assets or the operations or business associated therewith.

(c) Seller is not a material beneficiary of any contract, agreement, instrument or other business arrangement (in each case whether written or oral) to which it is not a party.

(d) ATC Group Services Inc. is the sole shareholder of Seller's capital stock.

(e) Neither Seller nor ATC Group Services Inc. is subject to any contract or other agreement not-to-compete which restricts the geographic area in which line of business or group of customers with which Seller may solicit or conduct busineSection

         Section 2.07  Employees and Employee Liabilities

(a) Seller has set forth in Schedule 2.07 a description of all of its pension, profit-sharing, option, other incentive plans, or any other type of employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all obligations to, or arrangements with, employees for wages, salary, bonuses, incentive


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

         compensation, vacations, severance pay, insurance, or other benefits. Seller has furnished to Purchaser true and correct copies of all documents evidencing such plans, obligations or arrangements referred to in Schedule 2.07 (or written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies of all documents evidencing trusts relating to any such plans, and Purchaser acknowledges receipt thereof. Schedule 2.07 also contains a true and correct statement of the names, present rates of compensation of each director, officer, employee or sales agent of Seller. All obligations, debts and liabilities associated with all of the above have been properly reflected to the extent required by GAAP as liabilities on the financial statements provided inSection 2.02.

(b) Except for the Assumed Liabilities assumed by Purchaser under the Assumption Agreement, Purchaser will not incur any liability to or on behalf of Seller's employees arising out of their employment with Seller or out of Seller's acts or omissions prior to Closing (as distinguished from Purchaser's acts or omissions after Closing), including (but not limited to) any liability: under ERISA or the Internal Revenue Code; for obligations to, or arrangements with employees for wages, salary, bonuses, incentive compensation, vacation, severance pay, insurance, or other benefits, or employee taxes; for personal injury; or for discrimination, harassment, or wrongful discharge under federal, state or local law. Except as disclosed in
         Schedule 2.07(b), there is no litigation, arbitration, claim, governmental or other proceedings (formal or informal), or investigation pending, or to Seller's knowledge threatened, or any basis therefore known to Seller with respect to any such employee benefit plan, compensation arrangement or Seller's acts or omissions with respect to its employees or its work environment.

(c) Seller has delivered to Purchaser copies of all non-disclosure and/or work-for-hire agreements with any of its employees or consultants. Other than such agreements, Seller has no non-disclosure or work-for-hire agreements with any party.

         Section 2.08  Intellectual Property.

(a) General. Seller owns free and clear of all liens or other encumbrances, possesses and has the right to use trade names, service marks, domain names, copyrights, know-how, licenses, trade secrets, proprietary processes, computer programs, source code, and other computer software, technology and formulae (the "Proprietary Rights") necessary or required for the conduct of the business of Seller as presently conducted. Other than as noted on Schedule 2.08(a), Seller (i) is not bound by or a party to any options, licenses, or agreements of any kind with respect to the Proprietary Rights and (ii) has not assigned, licensed or in any manner encumbered or impaired any rights in the Proprietary Rights. To Seller's knowledge, no Proprietary Right infringes or violates any personal, property, statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity), and no claim alleging any such infringement or violation by Seller or its Proprietary Rights has been received by Seller.

(b) Software. Schedule 2.08(b) sets forth a complete and accurate list of all software programs, systems and applications (i) designed or developed (or in the process of being designed or developed) by employees of Seller or by consultants on Seller's behalf (the "Seller Owned Software") or (ii) licensed by Seller from any third party (other than "off-the-shelf" software) (the "Licensed Software") pursuant to the License Agreements specified on
         Schedule 2.06 or the Schedule described inSection 1.01, in each case that is manufactured, developed or used by Seller in the operation of Seller's business or integrated into Seller Owned Software or marketed, licensed or sold by Seller to third parties (collectively, the "Software").

         Seller owns all right, title and interest in and to Seller Owned Software, free and clear of any Liens and, except as set forth on Schedule 2.08(b) hereof, has not sold, assigned, licensed, distributed or in any other way disposed of Seller Owned Software or subjected Seller Owned Software to any lien or other encumbrance, and none of Seller's employees or consultants has any interest or claim whatsoever to any of Seller Owned Software or any component or constituent part thereof.

         The Licensed Software is validly held and used by Seller and is fully and freely utilizable by Seller to the extent specified in the license agreement with respect thereto. Seller is in compliance with all material terms and conditions of each license with respect to the Licensed Software, and Seller has not received any notice that Seller is in breach of any such license.

         Seller neither owns nor has pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset, other than as described in the schedules to Section 1.01(a) or in Schedule 2.08. The schedules to Section 1.01(a) and Section 2.08 together accurately set forth a description of any intangibles owned by Seller and with respect to intangibles licensed by Seller from or to a third party, a description of such license. Except as disclosed on such schedules to Seller's knowledge, no person other than Seller or such licensers own any interest in any such intangibles.

         Section 2.09  Authority to Sell; Consents

         Seller has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Seller have been or as of the Closing Date will have been duly taken to authorize the execution, delivery, and performance of this Agreement by Seller. This Agreement has been duly authorized, executed, and delivered by Seller, constitutes the legal, valid, and binding obligation of Seller and is enforceable as to Seller in accordance with its terms.

         Section 2.10  Books and Records

         Except as described in Schedule 2.10, the books and records of Seller are in all material respects complete and correct. Seller has made complete copies of all material books and records available to Purchaser for review. Seller and Purchaser shall retain responsibility and liability for care and custody of business records of Seller that remain in their respective possession. The liability of Seller and Purchaser for loss, theft or destruction of records of Seller in their respective possession that may be required by the other party shall be limited to costs that may actually be incurred for reconstruction of the lost, stolen or destroyed records up to a cumulative maximum cost of $100,000. Seller and Purchaser shall have no responsibility or liability whatsoever for consequential damages that may be suffered by the other party as a result of any such loss, theft or destruction. Seller and Purchaser agree to retain the respective records of Seller of which they have possession for a period of six years following the date of Closing.

         Section 2.11  Real Property; Leases

         Seller does not own or lease any real property other than the leased premises described on Schedule 2.11. Seller has delivered to Purchaser a true and complete copy of the lease for such premises together with all amendments thereto, including written descriptions of any oral terms or amendments of such lease. There are no disputes, forbearances or other agreements in effect regarding the lease, and Seller has not assigned, conveyed or otherwise transferred or encumbered any interest in the leasehold. To Seller's knowledge the leased premises have received all necessary permits and governmental approvals and have been operated and maintained in accordance with material applicable laws and regulations. The facilities leased are supplied with utilities and other services necessary for operation of said facilities, other than as noted on Schedule 2.11.

         Section 2.12  Insurance

         Seller has insurance for the assets and operations of Seller in amounts and for coverages customary for businesses of its kind and size. Schedule 2.12 hereto is a complete and correct list of all policies of insurance carried by Seller or pursuant to which Seller is a named beneficiary or pursuant to which the assets and operations are insured.


                III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As a material inducement to Seller to enter into this Agreement, Purchaser represents and warrants as follows:

         Section 3.01  Organization and Good Standing

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified to engage in business in the State of New Jersey, with full power and authority to enter into and perform each of the transactions contemplated by this Agreement.

         Section 3.02  Execution and Performance Authorized

         This Agreement and all other documents and agreements contemplated hereunder have been duly executed and delivered by Purchaser, such execution and delivery and the consummation by Purchaser of the transactions contemplated hereunder have been duly authorized by all necessary corporate action, and no further action is required by law, its corporate charter, bylaws or otherwise to authorize all action to be taken by Purchaser with respect to this Agreement and the consummation of the transactions contemplated hereunder. The Agreement and the other documents contemplated hereunder are binding and are enforceable against Purchaser in accordance with their terms.

         Section 3.03  Absence of Litigation

         There is no action, lawsuit, proceeding or investigation of any kind or nature pending or, to Purchaser's knowledge, threatened against Purchaser before any court, tribunal or administrative agency or board which might, individually or in the aggregate, materially and adversely (i) affect Purchaser's solvency or its ability to perform hereunder, or (ii) render any one or more of the transactions contemplated hereunder void or voidable.

         Section 3.04  No Other Default

         The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereunder will not conflict with or violate or require any consent under and will not result in any breach or termination of Purchaser's corporate articles, bylaws or minutes or any agreement to which Purchaser is a party or by which any of its property is subject or by which it is bound.

         Section 3.05  Permits and Filings

         There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of any third party or any governmental or other regulatory authority as a condition of the lawful consummation of the transactions contemplated under this Agreement. Purchaser represents that, after reviewing relevant facts regarding Purchaser and Seller and their operations, including Seller's Financial Statements referenced under Section 2.02(a), Purchaser has determined that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the transactions contemplated by this Agreement is not necessary or required. Purchaser agrees to indemnify and hold harmless and defend Seller against any and all penalties that may be assessed against Seller as a result of a breach of this representation. The foregoing is in addition to Purchaser's obligations under Article 1 and shall survive indefinitely notwithstanding the provisions of
Article 1 and shall not be subject to the indemnification limit of Section 1.03(d)(4).

         Section 3.06  Absence of Lien

         The monies to be paid by Purchaser under Section 1.01 shall be paid by Purchaser and received by Seller free and clear of any lien, charge or encumbrance arising out of any agreement or instrument to which Purchaser is subject or by which its properties is bound.

         Section 3.07  Financial Condition of Purchaser

         Following the consummation of the transactions contemplated by this Agreement, Purchaser will have sufficient capital and property remaining to conduct its business and to fulfill its obligations to Seller hereunder including any obligations under the Related Agreements.

         Section 3.08  Solvency

         At the Closing and after payment of the Purchase Price as required under Section 1.01(b) (2), Purchaser will be and will remain solvent under all applicable federal and state laws and regulations.

                                 IV. COVENANTS

         Section 4.01  Termination of Seller's Employees

         Seller shall terminate all of its employees as of or before the Closing Date.

         Section 4.02  Hiring of Seller's Employees

         Purchaser shall hire all of Seller's employees. All of Seller's employees are listed on Schedule 4.02. Purchaser shall hire and maintain for a sufficient period of time, a sufficient number of employees at each establishment so that Seller does not violate the federal WARN Act (29 U.S.C.
Section 2101 et seq.) or any similar act under state or federal law.

         Section 4.03  Transaction Costs and Expenses

         Purchaser and Seller shall each bear and pay all of their respective costs, fees and expenses incurred in connection with bringing about this transaction including, without limitation, all legal, accounting, auditing and appraisal fees in negotiating and preparing the documents and in consummating, closing and carrying out the transactions contemplated hereby.

         Section 4.04  Access to Information and Records

         Each party shall provide to the other, with reasonable promptness following a request in writing (not to exceed ten (10) business days), such information and data with respect to Seller's business before Closing and/or the Purchased Assets (whether before or after Closing) as may from time to time be reasonably requested by the other party. In the event either Purchaser or Seller is required to prepare statements or to produce or compile information for a government agency which requires access to information or for any other reasonable purpose including the desire to verify any information provided to the other party relative to this Agreement, the parties agree to allow the other party reasonable access to records (during normal business hours and with reasonable advance notice), and to provide reasonable cooperative assistance in the preparation of reports, documents, etc. without charge except for reimbursement of any actual, out-of-pocket expenses, exclusive of the cost of in-house staff time. Notwithstanding the foregoing, in the event that a party is or anticipates becoming a party to litigation, this Section 4.04 or any other provision of this Agreement shall not be construed to require such party to provide information to the other which could prevent such party from making a bona fide claim of attorney/client privilege or such other privileges as may be applicable with respect to such information.

         Section 4.05  Addresses, Mail and Deliveries

         After the Closing Date, Purchaser shall have the right to receive and open for inspection all mail and deliveries addressed to any address to the names of "ATC InSys Technology Inc." or "InSys" or otherwise reasonably appearing from the outside to contain Purchased Assets or documents which would customarily be received by the owner of the Purchased Assets. After the Closing Date, Purchaser shall have the right to receive and open for inspection all mail and deliveries delivered to its premises (including the premises assumed hereunder) addressed to "ATC InSys Technology Inc." or any person who was an employee or former employee of Seller unless it is clear from the envelope that the contents belong to Seller or are personal in nature. Purchaser and Seller shall each use their best efforts to avoid opening mail or deliveries which rightfully belongs to the other and shall turn over to the other party any property, including checks or money, belonging to the other party within five business days after determining its rightful ownership. After the Closing Date, Purchaser shall have the exclusive right to apply for change of address, change of telephone numbers or location of telephone numbers applicable to the purchased names or Purchased Assets. After the Closing Date, Seller agrees to execute and return to Purchaser within five business days after receipt thereof such assignment or consent forms as Purchaser reasonably requests to effect such changes of address, telephone number location or telephone numbers.

         Section 4.06  Related Agreements

         Seller and Purchaser each agree to execute, to deliver at Closing and to faithfully and fully perform the Related Agreements referenced in Section 7.01.

         Section 4.07 Assignment of Agreements - Benefits of Ownership to be Provided Where Assignment or Novation Not Possible

(a) Seller shall use its best efforts to secure (and to assist Purchaser in securing) all consents and approvals required to effect the assignment of the Customer Contracts and other agreements to be transferred to Purchaser hereunder or under the Assumption Agreement. Seller agrees that upon the written request of Purchaser, it will execute and return to Purchaser each and every assignment, consent to assignment or novation, or other document reasonably necessary to effect the transfer of any Customer Contract or other contract, asset or benefit to be conveyed hereunder within five (5) business days after receipt of such document provided that such documents are reasonable in form and substance.

(b) With respect to any Customer Contract or Assumed Liability to be conveyed hereunder to which Seller and Purchaser are not able to obtain a consent to assign or novate or which are otherwise not capable of assignment or novation, Purchaser shall nevertheless be deemed to be entitled to all beneficial interest in such Customer Contract or Assumed Liability, and Seller shall use its best efforts to cooperate in any reasonable and lawful arrangement to provide to Purchaser all the benefits of such Customer Contract or Assumed Liability.

         Section 4.08  Successor Payroll Issues

         Purchaser shall be the successor employer to Seller for purposes of post-Closing FICA taxes and reporting, FUTA taxes and reporting, and corresponding state payroll laws and regulations. Purchaser agrees to perform the obligations of a successor employer for such taxes and reporting purposes and will indemnify, defend and hold Seller harmless (pursuant to Section 1.03) from and against any and all liabilities or obligations arising out of Purchaser's failure to perform or properly perform all of Purchaser's obligations as a successor employer of Seller for the purposes set forth in this section, including but not limited to completing accurately and completely all Forms 941, 940, W-2, W-3, related to obligations accruing after Closing required of Purchaser in its status as successor employer. Seller shall perform such obligations for pre-Closing accruals. This section shall not be construed to imply that Purchaser is liable as a successor employer or otherwise as a successor to Seller for any purpose except for the limited purposes set forth in this section. Seller does not represent or warrant that Purchaser will, in fact, be treated as the successor employer but Seller will not take any affirmative actions that would reasonably be expected to compromise Purchaser's ability to be treated as a successor employer.

         Section 4.09  Proprietary Information/Interference with Business:
                  Competitive Activities

(a) Defined. "ATC Proprietary Information" is all proprietary, secret, or confidential information pertaining to the business of ATC Group Services Inc. and its subsidiaries other than Seller. "Seller Proprietary Information" is all proprietary secret or confidential information solely pertaining to the business of Seller.

(b) General Restrictions on Use. Purchaser agrees to hold all ATC Proprietary Information, and ATC Group Services Inc. agrees to hold all Seller Proprietary Information, in strict confidence and not, directly or indirectly, to disclose, use, copy, publish, summarize, any such Proprietary Information except to the extent that such Proprietary Information is made generally available to the public other than as a result of a violation of this Section 4.09.

(c) Purchaser acknowledges that employees of Seller have developed special relationships with ATC Group Services Inc. or its subsidiaries' customers, and have been privy to ATC Proprietary Information, including without limitation, trade secrets, business practices, pricing and strategies, and customer information and practices. ATC Group Services Inc. acknowledges that its employees have developed special relationships with Seller's customers, and have been privy to Seller Proprietary Information, including, without limitation, trade secrets, business practices, pricing and strategies and customer information and strategies.

As such, in consideration of the terms and conditions of this Agreement,
                                                                       =

         (1) Purchaser, its affiliates, successors, assigns, agree that for a period of one (1) year following the Closing Date not to, either directly or indirectly, for itself or for a third party employ, or solicit for employment any employee of ATC Group Services Inc. or its subsidiaries (other than Seller) during such employee's employment by ATC Group Services Inc. or its subsidiaries (other than Seller) and for a one year period after such employee terminates employment with ATC Group Services Inc. or its subsidiaries (other than Seller).

         (2) ATC Group Services Inc., its affiliates, successors and assigns, agree that for a period of one (1) year following the Closing Date, not to, either directly or indirectly, for itself or for a third party, employ, or solicit for employment, any employee of Purchaser during such employee's employment by Purchaser and for a one-year period after such employee terminates employment with Purchaser.

         (3) Purchaser agrees to provide ATC Group Services Inc. and its subsidiaries (other than Seller) a right of first refusal on all environmental related opportunities that they become aware of during the one-year period following the Closing Date.

         (4) ATC Group Services Inc. agrees to provide Purchaser a right of first refusal on all environmentally related programming and/or data management services that they become aware of during the one-year period following the Closing Date in the event that ATC seeks to outsource this portion of any opportunity. ATC Group Services Inc. shall not be required to offer opportunities to Purchaser with respect to the following entities: Peracon, NAI Direct and Peakstar.

         (5) Purchaser agrees that it will not directly or indirectly solicit the following ATC Group Services Inc. clients for a two year period following the Closing Date: Bank of America, Indiana Department of Environmental Management and Boston Housing Authority.

(d) Equitable Remedies. Purchaser expressly acknowledges and understands that the remedy at law for any breach by Purchaser ofSection 4.09 will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Further, it is the desire and intent of the parties that the restrictions ofSection
         4.09 may be enforced by Seller or ATC Group Services Inc. to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. Accordingly, it is acknowledged that, notwithstanding anything contained in this Agreement to the contrary, upon Purchaser's breach or threatened breach ofSection 4.09, Seller and ATC Group Services Inc. will be entitled to immediate injunctive relief and may obtain a temporary order restraining any further breach. Upon a judicial finding that Purchaser has breached any of the restrictions ofSection 4.09, Seller and ATC Group Services Inc. shall be entitled to reimbursement, by Purchaser, of Seller's or ATC Group Services Inc.'s attorneys' fees incurred in connection with the enforcement ofSection
         4.09. Nothing in this Section shall be deemed to limit Seller's or ATC Group Services Inc.'s remedies at law or in equity for any breach or threatened breach by Purchaser of any part ofSection 4.09 which may be pursued or availed of by Seller or ATC Group Services Inc.

(e) Modifications. If any of the restrictions of Section 4.09 shall for any reason be held by a court or arbitrator to be excessively broad as to duration, geographical scope, activity, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that by execution of this Agreement, the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

         Section 4.10  License

         Purchaser agrees to provide ATC Group Services Inc. and its subsidiaries an unlimited, irrevocable, perpetual, royalty free, non-exclusive license to the following software as existing at the Closing Date:

-        All software on the atc-enviro website

- All software developed for ATC/InSys clients during the last 3 fiscal years

-        All software developed for *

The license will include, but not be limited to, the right to use, modify, transfer, rent, re-license, resell, or incorporate the software into new products for the use of ATC Group Services Inc., its subsidiaries and their customers. ATC Group Services Inc. shall have the right to transfer its rights under this license in any sale of its assets, merger or other similar transaction.

Purchaser acknowledges that the source code for the software shall be delivered to ATC Group Services Inc. on or before the Closing Date on CD-ROM and where appropriate be organized in a directory structured identical to the functional structure used in the production environment.

Purchaser disclaims any and all liability for ATC Group Services Inc.'s use of the software under the license granted hereunder, including, but not limited to, any damages ATC Group Services Inc. may be subject to upon a third party's claim that the software infringes on such third party's intellectual property rights.


                V. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligation of Seller to close and to perform the covenants and actions required of it on the Closing Date shall be subject to the satisfaction at or prior thereto of the following conditions precedent:

         Section 5.01  Truth of Representations and Warranties

         Purchaser's representations and warranties contained in this Agreement shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date and Seller shall have received certificates signed by Purchaser dated the date of the Closing to that effect in form satisfactory to Seller.

         Section 5.02  Performance

         Purchaser shall have performed and complied in all material respects with its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date; and Seller shall have received certificates signed by Purchaser dated the date of the Closing to that effect in form satisfactory to Seller.

         Section 5.03  Documents

         Purchaser shall provide to Seller all of the documents and shall perform such acts as are prescribed in Section 8.03 or elsewhere in this Agreement.

----------

* Information has been omitted and filed separately with the Securities and Exchange Commission.

         Section 5.04  Authorization

         Any consent, approval, authorization, order or filing with any court or governmental agency or administrative body required for the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in effect on the Closing Date.

         Section 5.05  Absence of Suit

         No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened against Purchaser or Seller or any of the officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or challenging the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

         Section 5.06  Payment of Purchase Price

         Purchaser shall have tendered the cash and other consideration required to be paid or delivered at Closing under Section 1.01(b) or otherwise in amounts not less than such amounts.

         Section 5.07  Assumption of Liabilities

         Purchaser shall have executed and delivered to Seller an Assumption Agreement in the form of Exhibit 1.02 hereto providing for the assumption by Purchaser of the Assumed Liabilities.

         Section 5.08  Approval by Lenders

         Seller and ATC Group Services Inc. shall have obtained the written consent from their banks for Seller and ATC Group Services Inc. to execute this Agreement and transfer title to the assets.

         Section 5.09  Master Agreement for Services

         Purchaser shall have executed and delivered to Seller the Master Agreement for Services in the form of Exhibit 5.09 hereto.


              VI. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         The obligation of Purchaser to close and to perform the covenants and actions required of it on the Closing Date are subject to the satisfaction at or prior thereto of following conditions precedent:

         Section 6.01  Truth of Representations and Warranties

         All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date and Purchaser shall have received certificates signed by Seller and ATC Group Services Inc. dated the date of the Closing to that effect in form satisfactory to Purchaser.

         Section 6.02  Performance

         As of the Closing, Seller and ATC Group Services Inc. shall have performed and complied in all material respects with its obligations under this Agreement to be performed and complied with by it at or on the Closing Date; and Purchaser shall have received certificates signed by Seller and ATC Group Services Inc. dated the date of the Closing to that effect in form satisfactory to Purchaser.

         Section 6.03  Approval by Lenders

         Seller and ATC Group Services Inc. shall have obtained the written consent from their banks for Seller and ATC Group Services Inc. to execute this Agreement and transfer title to the assets.

         Section 6.04  Bankruptcy Information

         Purchaser shall have received a copy of the ATC Group Services Inc. Fourth Amended Joint Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code and the Order Confirming Debtors' Fourth Amended Joint Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

         Section 6.05  Absence of Suit

         No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened against Seller or Purchaser or any of the officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or challenging the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.


                            VII. RELATED AGREEMENTS

         Section 7.01  Related Agreements

         The following related agreements (the "Related Agreements") shall be executed at Closing by the applicable parties:

(a) The Assumption Agreement in the form of Exhibit 1.02 hereto, pursuant to which Purchaser shall agree to assume and pay the scheduled Assumed Liabilities.

(b)      The Master Agreement for Services substantially in the form of Exhibit
         5.09 hereto.

(c)      The Escrow Agreement in the form of Exhibit B hereto.


                                 VIII. CLOSING

         Section 8.01  Closing and Closing Date

         The Closing of the transactions contemplated hereunder (the "Closing") shall take place within ten business days after the date hereof (the "Closing Date") and after satisfaction or waiver of the conditions precedent set forth in Articles 5 and 6 at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, or on such other date, time and place as the parties hereto may mutually agree upon in writing.

         Section 8.02  Seller's Obligations at Closing

         At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser, in form reasonably satisfactory to Purchaser, the following:

(a) A Bill of Sale substantially in the form set forth in Exhibit 8.02(a) and sufficient to effect and evidence the transfer, conveyance and delivery of the Purchased Assets.

(b) An assignment of contracts, leases, licenses, certificates, names or other registrations or instruments intended to be transferred to Purchaser hereunder. Seller agrees to execute, for no further consideration, such additional assignments as Purchaser, clients or other parties to instruments to be conveyed hereunder shall reasonably require to effect the transfer thereof.

(c) A release and satisfaction (or agreement to provide the same) of each security interest, lien or encumbrance against any of the Purchased Assets except those for which Purchaser has expressly assumed in full as an Assumed Liability either the obligation underlying such security interest, lien or encumbrance or the responsibility for obtaining the release of such security interest.

(d) Certificates, executed by the President of each of Seller and ATC Group Services Inc. certifying that: (i) all representations and warranties of Seller or ATC Group Services Inc., as the case may be, contained in this Agreement are true and correct in all material respects in accordance with their terms at and as if made as of the Closing Date; and (ii) there has been full compliance in all material respects by Seller or ATC Group Services Inc., as the case may be, with all of its covenants and agreements in this Agreement.

(e) A resolution of Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and all Related Agreements by Seller.

(f) A resolution of ATC Group Services Inc.'s Board of Directors authorizing the execution, delivery and performance of this Agreement and all Related Agreements by ATC Group Services Inc.

(g) All other schedules, certificates and other documents required by this Agreement to be delivered by or on behalf of Seller on or before Closing.

(h) An executed certificate changing the name of Seller, and evidence that such has been transmitted to the appropriate agency for filing.
(i)      An executed copy of the Assumption Agreement.

(j)      An executed copy of the Master Services Agreement.


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

         Section 8.03  Purchaser's Obligations at Closing

         At Closing, Purchaser shall deliver or cause to be delivered to Seller, in form reasonably satisfactory to it, all documents and instruments required to be delivered by Purchaser to Seller by this Agreement and shall pay the Adjusted Purchase Price payable at Closing pursuant to Section 1.01(b).

         In addition, at Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) Its certificate, executed by an authorized officer certifying that: (i) all representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects in accordance with their terms at and as if made as of the Closing Date; (ii) there has been full compliance in all material respects by Purchaser with all of its covenants and agreements in this Agreement; and (iii) approval of Purchaser's shareholders is not required for Purchaser's execution and performance of this Agreement and the Related Agreements.

(b) A resolution of the Board of Directors of Purchaser authorizing execution, delivery and performance of this Agreement and all Related Agreements by Purchaser.

(c)      An executed original of the Assumption Agreement.

(d)      An executed original of the Master Agreement for Services.


                               IX. MISCELLANEOUS

         Section 9.01  Brokerage Fees

         Neither Purchaser nor Seller has consented to or authorized any broker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement. In the event any claim is made for a broker's or finder's fee in connection with the transactions contemplated hereunder, the party responsible for retaining or securing said broker or finder shall be solely responsible for the payment of any broker's or finder's fees incurred as a result thereof. Further, the responsible party shall indemnify the other party(ies) against any loss or liabilities by reason of such broker's or finder's fees.

         Section 9.02  Further Actions

         At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the transfer of the Purchased Assets and assumption of the Assumed Liabilities hereunder.

         Section 9.03  Survival

         Except as otherwise provided herein, the obligations covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and any delivery of the Purchase Price by Purchaser irrespective of any investigation made by or on behalf of any party.

         Section 9.04  Merger - Modification

         This Agreement and the attachments, exhibits, schedules and Related Agreements hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements, whether written or oral, among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         Section 9.05  Notices

         All notices, elections, payments, reports or other correspondence required or permitted hereunder shall be in writing and deemed to have been properly given or delivered when personally delivered, mailed by certified mail or delivered by a nationally recognized overnight express courier, postage fees prepaid, to the party to whom directed at the below specified addresses:

A.       If to Seller or ATC Group Services Inc.:

         Paul J. Grillo
         Executive Vice President and Chief Financial Officer
         ATC Group Services Inc.
         104 East 25th Street, 10th Fl.
         New York, NY  10010

         With a copy to:

         Ellen B. Miller
         General Counsel
         ATC Group Services Inc.
         600 W. Cummings Park, Suite 6000
         Woburn, MA  01801

B.       If to Purchaser:

         William P. O'Donnell
         InSys Technology Inc.
         200 Cottontail Lane
         Sommerset, NJ 08873

         With a copy to:

         Henry Bregstein, Esq.
         Rosenman & Colin LLP
         575 Madison Avenue
         New York, NY  10022

Any such notice shall be deemed given at the time of personal delivery, three days after deposit with the mail or one day following deposit with an overnight express courier. The address of a party may be changed in accordance with the notice provisions of this section.

         Section 9.06  Waiver

         Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         Section 9.07  Binding Effect

         The provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors, and shall inure to the benefit of the Indemnitees and their respective successors, assigns, heirs, and personal representatives.

         Section 9.08  No Third-Party Beneficiaries

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement other than those specified in Section 9.07.

         Section 9.09  Severability

         If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances unless the result thereof would result in an unjust modification of the balance of rights and obligations hereunder.

         Section 9.10  Headings

         The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 9.11  Governing Law; Venue; Jurisdiction

         To the extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws. The parties acknowledge that New York is the proper forum for the litigation of any dispute arising out of or in connection with this Agreement and the transactions contemplated hereby and hereby consent to the exercise of jurisdiction over them by the courts of the State of New York or the Federal courts, in each case located in New York County, and agree that any service upon them under the procedures of the New York "long arm" court rule and/or law will be proper to give jurisdiction to the courts of the State of New York.

         Section 9.12  Separate Counterparts

         This Agreement is being executed in several identical counterparts, each one of which shall be considered an original and all of which when taken together shall constitute but one instrument.

         Section 9.13  Incorporation of Recitals, Exhibits and Schedules

         All exhibits, schedules and Related Agreements attached hereto are incorporated herein by this reference and expressly made a part of this Agreement. For the purposes of this Agreement, disclosure of information or statements made under any schedule or exhibit to this Agreement shall constitute disclosure under this Agreement and any and all other schedules or exhibits to this Agreement or in any Related Agreements where such information or statements may be deemed to be relevant.

         Section 9.14  Non-Working Dates

         When any date on which payment or any other performance is due under this Agreement or in any Related Agreements falls on a Saturday, Sunday or national holiday, such payment or performance shall be due on the next business day following such date.

         Section 9.15  Opportunity to Cure

         All parties to this Agreement shall be afforded a period of five (5) days following notice thereof to cure any alleged breach of this Agreement unless the loss threatened by such breach is of such gravity to require immediate action.




                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth in the opening paragraph hereof.


ATC InSys Technology Inc.                      Inys Technology, Inc.


By  /s/ Paul J. Grillo                         By /s/ Robert C. Westerfield
    ---------------------------------             ------------------------------
    Paul J. Grillo, Chief Financial               Robert C. Westerfield, Chief
    Officer                                       Financial Officer




ATC Group Services Inc.


By  /s/ Paul J. Grillo
    ---------------------------------
    Paul J. Grillo, Chief Financial
    Officer





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